EXHIBIT 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Tag-It Pacific, Inc.
Woodland Hills, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-121095, 333-106494 and 333-111612) and Form S-8
(Nos.  333-134619,  333-119712,  333-109854,  333-98577,  333-66356,  333-44592,
333-84099, 333-50267) of Tag-It Pacific, Inc. of our reports dated March 31, 2005 relating to the consolidated statements of operations, stockholders' equity and convertible redeemable preferred stock and cash flows, and financial statement schedule of Tag-It Pacific, Inc. for the year ended December 31, 2004 which appear in this annual report on Form 10-K.


                                                     /s/ BDO Seidman, LLP
                                                     ---------------------------
Los Angeles, California
April 12, 2007